Exhibit 99.1

Continuation Sheet

Designated Filer:  Steven D. Brooks

Issuer & Ticker Symbol: Proxim Corporation  (PROX)

Date of Event Requiring Statement: December 19, 2003

Note (1):

Steven D. Brooks is a Manager of Broadview Capital

Partners Management LLC, a Delaware limited liability

company ("BCPM") and Broadview Capital LLC, a Delaware

limited liability company ("BCLLC").  BCPM is the general

partner of Broadview Capital Partners L.P., a Delaware

limited partnership ("BCPLP") and Broadview Capital

Partners Qualified Purchaser Fund L.P., a Delaware limited

partnership ("BCPQPF").  BCLLC is the Manager of Broadview

Capital Partners Affiliates Fund LLC, a Delaware limited

liability company ("BCPAF").  BCI Holdings LP, a Delaware

limited partnership ("BCI Holdings"), is a Member of BCPM

and Broadview Holdings LLP, a Virginia limited liability

partnership ("Broadview Holdings") is the General Partner

of BCI Holdings. BCPLP, BCPQPF and BCPAF are collectively

referred to as "BCP", and BCP, BCPM, BCLLC, BCI Holdings

and Broadview Holdings are collectively referred to as the

"Broadview Entities."

 By making this filing, Mr. Brooks and the Broadview

Entities acknowledge that they may be deemed to constitute

a "group" within the meaning of Section 13(d)(3) of the

Securities Exchange Act of 1934, as amended (the "Exchange

Act"), in connection with the securities of the Company.

Mr. Brooks disclaims the existence of a "group" and

disclaims beneficial ownership of any securities (except to

the extent of his pecuniary interest in such securities)

other than any securities reported herein as being directly

owned by him.

Note (2):

On December 15, 2003, pursuant to the terms of the Amended

and Restated Securities Purchase Agreement, dated as of

October 21, 2003, by and among BCP, Proxim Corporation (the

"Company"), and the other purchasers named therein, the

Company exercised its right to require BCP to purchase

$1,333,333 in aggregate principal amount of senior secured

promissory notes. On December 19, 2003, the Company issued

to BCP the Senior Secured Promissory Notes in such amount

(the "Senior 2003 Notes"). The Senior 2003 Notes have the

same terms as, but rank senior to, the Company's

outstanding Secured Subordinated Promissory Notes,

including the Secured Subordinated Promissory Notes in the

aggregate principal amount of $4,000,000 held by BCP. The

Senior 2003 Notes are exchangeable at any time at the

option of BCP for shares of Series B Convertible Preferred

Stock of the Company, $0.01 par value per share (the

"Series B Preferred Stock").

All or any portion of the outstanding principal and accrued but unpaid interest outstanding on the Senior 2003 Notes may be

exchanged for the number of shares of Series B Preferred Stock equal to the quotient obtained by dividing the aggregate

outstanding principal balance plus any accrued but unpaid

interest then outstanding on the Senior 2003 Notes or the portion thereof to be exchanged, by $100.00. Each share of Series B

Preferred Stock is convertible into shares of common stock, $0.01 par value per share, of the Company ("Common Stock") at an

initial conversion price of $1.15, and at an initial conversion rate of approximately 86.96 shares of Common Stock for each share of Series B Preferred Stock converted, subject to certain

adjustments as set forth in the Certificate of Designations,

Preferences and Rights of Series B Convertible Preferred Stock of

Proxim Corporation (the "Series B Preferred Certificate of

Designations"). The liquidation preference of the Series B

Preferred accretes at an annual rate of 14%, compounded

quarterly, as more fully described in the Series B Preferred

Certificate of Designations. As of December 19, 2003, the Senior

2003 Notes are exchangeable into approximately 13,333 shares of

Series B Preferred Stock which convert into 1,159,420 shares of

Common Stock.

Note (3):

The maturity date of the Senior 2003 Notes is the earliest

of (i) the date on which any event of default under the

Senior 2003 Notes occurs, (ii) any date on which BCP

demands payment of the Senior 2003 Notes pursuant to their

terms and (iii) September 30, 2004.  The Series B Preferred

Stock shall be redeemed by the Company on the seventh

anniversary of its original issuance date for an amount

equal to the liquidation value then in effect plus all

accrued and unpaid dividends.